Exhibit 5.1

                   [CADWALADER, WICKERSHAM & TAFT LETTERHEAD]

November 12, 2002

Immtech International, Inc.
150 Fairview Drive, Suite 150
Vernon Hills, Illinois 60061

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Immtech International, Inc., a Delaware corporation ("Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (No. 333-______) ("Registration Statement") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Securities Act"). The Registration Statement relates to the offering of 1,221,344 shares of the Company's common stock, par value $0.01 per share ("Shares"), of which 671,344 Shares are being offered by certain Selling Stockholders, which Shares are to be issued upon conversion of Series B Convertible Preferred Stock, $0.01 par value ("Series B Stock"); 191,812 Shares are being offered by certain Selling Stockholders, which Shares are to be issued upon the exercise of warrants issued to such Selling Stockholders; 300,000 Shares are being offered by Pacific Dragons Group, Ltd., which Shares are to be issued to Pacific Dragons Group, Ltd. upon the exercise of certain warrants issued to it; 100,000 Shares are being offered by Ace Champion Investments, Ltd., which Shares are to be issued to Ace Champion Investments, Ltd. upon the exercise of certain warrants issued to it; and 150,000 Shares are being offered by Mr. Cheung Ming Tak. Capitalized terms used herein and not otherwise defined shall have the meanings thereof set forth in the Registration Statement.

In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, as filed on November 12, 2002, with the Commission under the Securities Act and such other corporate records, agreements, documents and other instruments and such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission's Electronic

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Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinion that are not known to us, we have relied upon statements and representations of officers and other representatives of the Company and of public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinion, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed that all documents, agreements and instruments we have reviewed have been duly authorized, executed and delivered by all parties thereto, that such parties had the power and legal right to execute and deliver such documents, agreements and instruments, and that such documents, agreements and instruments are valid and binding obligations of such parties, enforceable in accordance with their terms. As used herein, "to our knowledge," "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated in the Registration Statement.

We express no opinion concerning the laws of any jurisdiction other than the State of New York and, to the extent expressly referred to in this opinion letter, the federal securities laws of the United States of America, and with respect to the opinion regarding the Shares, the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinion expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

Based upon and subject to the foregoing, we are of the opinion that:

1. the 671,344 Shares to be issued to certain Selling Stockholders upon conversion of their Series B Stock will, upon issuance in accordance with the terms of the Series B Stock, be validly issued, fully-paid and non-assessable;

2. the 191,812 Shares to be issued upon the exercise of warrants issued to certain Selling Stockholders will, upon issuance in accordance with the terms thereof, including payment in full of the exercise price therefor, be validly issued, fully paid and non-assessable;

3. the 300,000 Shares to be issued upon the exercise of warrants issued to Pacific Dragons Group, Ltd. will, upon issuance in accordance with the terms thereof, including payment in full of the exercise price therefor, be validly issued, fully paid and non-assessable;

4. the 100,000 Shares issued to be issued upon the exercise of warrants issued to Ace Champion Investments, Ltd. will, upon issuance in accordance with the terms thereof, including payment in full of the exercise price therefor, be validly issued, fully paid and non-assessable; and

5. the 150,000 Shares issued to Mr. Tak are validly issued, fully paid and non-assessable.

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This opinion is rendered solely in connection with the registration of the
Shares. It may not be relied upon for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm. Notwithstanding the foregoing, we consent to the filing of this opinion as
Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K. We disclaim any obligation to update this letter for changes in fact or law or otherwise.

Sincerely,

/s/ Cadwalader, Wickersham & Taft